Exhibit H(23)

EIGHTH AMENDMENT TO THE SECOND AMENDED AND RESTATED

SECURITIES LENDING AGENCY AGREEMENT

BETWEEN

MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS,

MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II

ON BEHALF OF THEIR RESPECTIVE INDIVIDUAL SERIES LISTED ON SCHEDULE A

AND

STATE STREET BANK AND TRUST COMPANY

This Eighth Amendment (this “Amendment”) dated August 10, 2016 is between each of MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A (each a “Fund” or “Lender” hereunder) and STATE STREET BANK AND TRUST COMPANY, a trust company organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”) acting either directly or through its subsidiaries or affiliates.

Reference is made to a Second Amended and Restated Securities Lending Agency Agreement effective as of July 31, 2012, between the Funds and the Bank, as amended to date, and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).

WHEREAS, each Fund and the Bank desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respect:

1.      Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.      Amendments.

(i) Subsection 2.2 (Securities Subject to Lending) of the Agreement is hereby amended by adding the following as the new second paragraph thereof.

“Minimum Demand Spread Test. At the initiation of each loan, the Demand Spread must be equal to or greater than 10 basis points. For the avoidance of doubt, loans may have a Demand Spread that is lower than 10 basis points during the term of the loan so long as the loan satisfied the minimum requirement at initiation.

For purposes of the Minimum Demand Spread Test:

“Demand Spread” means, (i) with respect to a loan collateralized with cash, the difference between the Reference Rate and the rebate rate and, (ii) with respect to a loan collateralized with non-cash, the premium paid by Borrower in connection with the loan.

“Reference Rate” means Fed Target.

“Fed Target” means, if the target level for the federal funds rate most recently announced by the Federal Open Markets Committee (“FOMC”) is a specific rate, such rate, and if the target level for the federal funds rate most recently announced by the the FOMC is a target band in lieu of a target rate, the lowest rate of the target band.”

(ii) Exhibit I (Approved Investments) to the Agreement is hereby deleted in its entirety and replaced with the revised Exhibit I attached to this Amendment.

(iii) The Approved Borrowers Schedule to the Agreement is hereby deleted in its entirety and replaced with the revised Approved Borrowers Schedule attached to this Amendment.

3.      Termination of Letter Agreement. The parties hereby agree to terminate the Letter Agreement dated July 31, 2012, by and among the Funds and the Bank effective as of the date hereof.

4.      Representations and Warranties. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Amendment will at all times comply with all applicable laws and regulations.

5.      Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

6.      Effective Date. This Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective corporate officers, thereunto duly authorized.

MASSMUTUAL SELECT FUNDS By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer	STATE STREET BANK AND TRUST COMPANY By: /s/ Owen Nichols Name: Owen Nichols Title: Managing Director

MASSMUTUAL PREMIER FUNDS By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer

MML SERIES INVESTMENT FUND By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer

MML SERIES INVESTMENT FUND II By: /s/ Nicholas Palmerino Name: Nicholas Palmerino Title: CFO and Treasurer

Exhibit I

This Exhibit I is attached to and made part of the Second Amended and Restated Securities Lending Agency Agreement dated the 31st day of July, 2012 between each of MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A (each a “Fund” or “Lender”) and STATE STREET BANK AND TRUST COMPANY (the “Bank”) as amended.

Approved Investments

Cash Collateral Investment. State Street Navigator Securities Lending Prime Portfolio

Lender instructs the Bank to invest all cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (hereinafter the “Prime Portfolio”). Lender has previously completed and delivered to the Bank a Subscription Agreement relating to investment in the Prime Portfolio.

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield. In addition, the trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Prime Portfolio.

In connection with the direction to State Street above to invest certain cash collateral in the Prime Portfolio each Fund acknowledges that it has received and reviewed the updated Confidential Offering Memorandum dated April 4, 2016 (the “Prime COM”), including those provisions under the header “Portfolio’s Investment Objective and Strategies Beginning October 14, 2016” which such provisions are included here as Attachment A for ease of reference.

Each Fund instructs State Street to treat the instruction above to invest certain cash Collateral in the Prime Portfolio as an instruction to invest such cash Collateral in the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Portfolio”) when the Prime Portfolio changes its name to the Government Portfolio as contemplated in the Prime COM. After the effectiveness of such name change, references to the Prime Portfolio on this Schedule A or in the Agreement shall be read as the Government Portfolio.

To the extent that cash Collateral cannot be promptly invested in the Prime Portfolio pursuant to the Client’s direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate and/or in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates may provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated, provided that any such investment conforms with the investment guidelines of the Prime Portfolio in each case until such cash Collateral can be invested in the Prime Portfolio pursuant to each Fund’s direction above.

ATTACHMENT A

Portfolio’s Investment Objective and Strategies Beginning October 14, 2016

In response to regulatory changes adopted by the SEC that will affect the structure and operation of money market funds, the Board of Trustees of the Trust has approved, effective as of the Modification Date (i.e., October 14, 2016), a new investment objective and new investment strategies for the Prime Portfolio, which are designed to permit the Prime Portfolio to operate as a “government money market fund” within the meaning of Rule 2a-7 under the 1940 Act, as such Rule will be in effect on October 14, 2016. The Board also approved changing the Prime Portfolio’s name to the State Street Navigator Securities Lending Government Money Market Portfolio (the “Government Money Market Portfolio”), effective as of the Modification Date.

Effective as of the Modification Date, the investment objective of the Portfolio will be to seek: (i) current income to the extent consistent with the preservation of capital and liquidity; and (ii) the maintenance of a stable $1.00 per share net asset value.

Consistent with qualifying as a government money market fund, the Portfolio will be required to invest 99.5 percent or more of its total assets in (i) cash; (ii) obligations issued or guaranteed as to principal and/or interest, as applicable, by the U.S. government or its agencies and instrumentalities (“U.S. Government Securities”); and (iii) repurchase agreements collateralized by cash and U.S. Government Securities.

During the transition period leading up to the Modification Date, the assets of the Prime Portfolio will continue to be managed in accordance with the Prime Portfolio’s current investment objective and strategies. However, during this period the assets will also be managed in a manner that will permit the Prime Portfolio to qualify as a “government money market fund” as of the Modification Date. Accordingly, the Prime Portfolio’s exposure to non-government securities will decrease over time leading up to the Modification Date, which can be expected to impact the yield of the Prime Portfolio during the transition period.

This Schedule is attached to and made part of the Second Amended and Restated Securities Lending Agency Agreement dated the 31st day of July, 2012 between each of MASSMUTUAL SELECT FUNDS, MASSMUTUAL PREMIER FUNDS, MML SERIES INVESTMENT FUND, and MML SERIES INVESTMENT FUND II on behalf of their respective individual series listed on Schedule A and STATE STREET BANK AND TRUST COMPANY, as amended.

Approved Borrowers Schedule

Australia

Australia and New Zealand Banking Group Ltd.

Commonwealth Bank of Austrailia

National Australia Bank Ltd.

Westpac Banking Corporation

Canada

Bank of Montreal

Canadian Imperial Bank of Commerce

Royal Bank of Canada

Toronto-Dominion Bank

France

BNP Paribas SA

Credit Agricole Corporate and Investment Bank

Natixis

Societe Generale SA

Germany

Deutsche Bank AG

Netherlands

Cooperatieve Centrale Raiffeisen-Boerenleenbank BA (Rabobank Nederland)

Switzerland

UBS AG

U.K.

Barclays Bank plc

Goldman Sachs International

ING Bank N.V. (London Branch)

Morgan Stanley & Co. International plc.

Royal Bank of Scotland PLC

Approved Borrowers Schedule Continued

U.S.

Barclays Capital Inc.

BMO Capital Markets Corp.

BNP Paribas Prime Brokerage, Inc.

BNP Paribas Securities Corporation

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co.

ING Financial Markets LLC

J.P. Morgan Clearing Corp.

JP Morgan Securities LLC.

MacQuarie Capital (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith, Inc.

Morgan Stanley & Co. LLC

National Financial Services LLC.

RBC Capital Markets, LLC

RBS Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities LLC

UBS Securities LLC

Wells Fargo Bank National Association